CERTIFICATE OF CORRECTION HARTMAN VREIT XXI, INC. Hartman vREIT XXI, Inc., a Maiyland Corporation (the "company".), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Deparhnent") that: First: The Title of the document being corrected is the Third Articles of Amendment and Restatement of Hartman vREIT XXI, Inc. (the "Articles"). Second: The company is the only party to the Articles. Third: The Articles were filed with the Department on January 9, 2017 Fourth: The Articles contained typographical errors, errors of transcription or other errors and the Company desires to correct such errors by filing this Certification of Correction. Fifth: The Articles intended but omitted to correctly state the definition of "Organization and Offering Expenses" as provided in the Statement of Policy Regarding Real Estate Investment Trusts, which has been revised and adopted by the NASAA membership on May 7, 2007. Accordingly: (A) The incorrect definition of "Organization ai1d Offering Expenses" appears in error in the Articles in Section 4, which reads as follows: Section 4: Organization and Offering Expenses: The tenn "Organization and Offering Expenses" shall mean any and all costs and expenses ( other than sales commissions and the dealer manager fee) incurred by the Corporation in connection with the formation of the Corporation and any Offering, including legal, accounting and printing expenses associated with the qualification and registration of the sale of the Shares under federal and state laws, expenses associated with stockholder relations, escrow agent, trustee, registrars, depositories, and transfer agent fees, fulfillment costs, blue sky, SEC and FINRA filing fees, expenses associated with advertising and sales literature prepared by the Corporation and detailed and itemized due diligence reimbursements, charges of our Advisor for processing subscription agreements, amount to reimburse our Advisor and its affiliates for the salaries of their employees, costs incurred in com1ection with the preparation of supplemental sales materials, costs of conducting bona fide training and educational meetings held by us, including the travel, meal and lodging costs of non-registered officers and employees of the issuer and our Advisor to attend retail seminars conducted by broker-dealers. The definition of "Organization and Offering Expenses" is hereby corrected to read as follows: